Exhibit 99.1
Press Release

Simclar, Inc. Announces Appointment of Three New Directors

Hialeah, FL- September 7th, 2004- Simclar, Inc. (NASDAQ:SIMC), a multi-plant electronics contract manufacturer announced today the election of three new directors, and the departure of two directors.

On September 1, 2004, Thomas Foggo and Kenneth Greenhalgh resigned from the board of directors of Simclar, Inc. (the "Company"), and three new directors were elected by the Board of Directors to fill these vacancies and the vacancy created by the resignation on April 1, 2004 of James A. Clark. Messrs. Foggo, Greenhalgh and Clark also had served on the Company’s Audit Committee.

Each of the three new directors was elected to serve until the next annual meeting of shareholders of the Company, or until his successor is duly elected and qualified. The three new directors are:

Alan Graeme Manson. Mr. Manson is a chartered accountant in the United Kingdom and was a founding partner of Rutherford Manson Dowds, Chartered Accountants, from September 1986 to June 1999, when the firm merged with Deloitte & Touche. He served as a partner at Deloitte & Touche until October 2000. Since retirement from Deloitte & Touche, Mr. Manson has taken on the role of chairman and non-executive director of a number of UK companies.

Douglas Andrew Smith. Mr. Smith has spent 30 years in the insurance industry. In 1987 he founded Corporate Risk plc, operating in Edinburgh and London. That company was sold to Johnson & Higgins in 1996 and has since merged with Marsh & McLennan to form the world’s largest insurance brokerage and risk management group. Mr. Smith is now chairman of the group’s UK Private Equity and M&A Services unit. He is a non-executive director of a number of companies and charitable organizations in the UK.

Kenneth Mackenzie Mackay, M.D. Dr. Mackay has been a general medical practitioner since 1975 and has been the senior partner in the Hospital Hill Medical Group, Dunfermline, Scotland, since 1980. In that role, in addition to his medical work with his patients, he is also responsible for the financial and administrative affairs of the medical group.

Sam Russell, Chairman of Simclar, Inc. stated, "We would like to thank Tom Foggo, Ken Greenhalgh, and Jim Clark for their guidance and inputs over the past few years. We are equally thankful for the experience and expertise our new board members offer Simclar, Inc."

Simclar, Inc., with five North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 28 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, and markets for the Company’s products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s customer concentration, debt covenants, competition, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc. at its website, www.simclar.com for more information about the Company.

Contact: Barry Pardon, President, 305-827-5240